EXHIBIT 99.2


FOR IMMEDIATE RELEASE:

For Further Information:
------------------------

Contact:

Thomas M. Daly, Jr.
David Lilly
Kekst and Company
(212) 521-4800

                 CLUBCORP TO ACQUIRE COBBLESTONE GOLF PROPERTIES
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                                 FROM MEDITRUST
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DALLAS, TEXAS, February 11, 1999 -- ClubCorp, Inc. (ClubCorp), the world leader in delivering golf, private club and resort experiences, announced today that it has joined with American Golf Corporation ("AGC") to form Golf Acquisitions, LLC, for the sole purpose of acquiring the Cobblestone Golf Group from The Meditrust Companies (NYSE: MT) for approximately $393 million. The transaction, subject to customary conditions, is expected to close on or before the end of the first quarter of 1999.

On closing of the transaction, ClubCorp and AGC will divide the Cobblestone portfolio of 45 premier golf properties between them. AGC intends to transfer substantially all of its properties to its affiliate National Golf Properties, Inc. (NYSE: TEE). Through this transaction, ClubCorp will acquire 24 premier golf courses in Texas, Florida, Georgia and North Carolina.

"This represents the largest golf course acquisition in the history of the golf industry, "said Robert H. Dedman, Jr., Chief Executive Officer of ClubCorp. "We are delighted to have entered into this agreement to acquire what are some of the most distinctive private club and golf properties in the nation. The properties are a superb complement to the existing collection of fine private country clubs and daily fee golf clubs. This transaction reaffirms our commitment to disciplined growth through selective strategic acquisitions.
Since 1957, we have added over 250 properties around the world and it is an honor to share our unique "private club experience" with our new Members and Employee Partners of the ClubCorp family."

Among the clubs being acquired through this transaction are Stonebridge Country Club of McKinney, Texas, which features a Pete Dye-designed course ranked among the favorite courses in the United States by Golf Digest and among the top ten courses in Texas by The Dallas Morning News. Stonebridge has been host of the NCAA men's championship and the Texas State Open.

Also being acquired are The Hills Country Club of Austin, Texas; Morgan Run of Rancho Santa Fe, California; and Eagles Landing of Stockbridge, Georgia, 20 miles south of Atlanta. The Hills Country Club features a Jack Nicklaus-designed course that was rated fourth among the best golf courses in Texas by The Dallas Morning News. The Hills has also been host-site of the Nike
Greater Austin Open.   Morgan Run is host of the Toyota Celebrity Challenge.
Eagles Landing features a course designed by Tom Fazio.

NationsBanc Montgomery Securities acted as financial advisor to ClubCorp in this transaction.

Founded and headquartered in Dallas in 1957, ClubCorp is the world's largest owner and operator of golf, private clubs and resorts with assets of $1.1 billion. With completion of this transaction, ClubCorp will have an international collection of more than 250 premier properties. ClubCorp is also the largest shareholder of ClubLink (TSE:LNK), Canada's largest developer, owner and operator of high quality golf clubs, and the European PGA Tour Courses (LND:PGA).

Members of the ClubCorp family include Pinehurst (Village of Pinehurst, N.C.), the world's largest golf resort and site of the 1999 U.S. Open; The Homestead, founded in 1766 and America's first resort (Hot Springs, Va.); Mission Hills Country Club (Rancho Mirage, Calif.), home of the Nabisco Dinah Shore Classic; Firestone Country Club (Akron, Ohio) host of the 1999 NEC Invitational; Metropolitan Club (Sears Tower, Chicago); City Club of San Francisco; and Capital Club (Beijing); and The Tower Club (Singapore).

A glimpse of the ClubCorp private club experience can be found at www.clubhaven.com.



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